                                   FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------


                                 AMENDMENT No. 1
                                       to
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                   of the Securities and Exchange Act of 1934

                             -----------------------

                          Date of Report: May 23, 2000

                                  PLEXUS CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Wisconsin                             000-14824          39-1344447
----------------------------                 -----------     ------------------
(State or other jurisdiction                 (Commission      (I.R.S. Employer
      of incorporation)                      File Number     Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin     54957-0156
-----------------------------------------     ----------
(Address of principal executive offices)      (Zip Code)




               Registrant's telephone number, including area code:
                                 (920) 722-3451
                                 --------------

This amendment is being filed to provide historical pro forma financial information of an acquired operation and Plexus pro forma financial information reflecting the acquisition. The information relates to Plexus' acquisition of the turnkey electronic contract manufacturing operations of Elamex, S.A. de C.V. ("Elamex") on May 23, 2000. The information was not reasonably available at the time the original 8-K was filed.

Item 7.           Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired

         See "Index to Financial Statements - Elamex" on the following page. The Elamex statements exclude sales and other data relating to a customer arrangement that was specifically excluded from the assets and operations that were purchased by Plexus.

         (b)      Pro Forma Financial Information

         See "Index to Financial Statements - Plexus Corp. Pro Forma" on the following page.

         (c)      Exhibits

         The following exhibit is filed with this amendment:

                  Exhibit 23.1      Consent of Deloitte & Touche LLP

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                          Page No.
                                                                                                          --------
Contract Electronics Manufacturing Services Operations of Elamex

         Audited Financial Statements:

                  Independent Auditors' Report..........................................                     F-1
                  Balance Sheet at December 31, 1999....................................                     F-2
                  Statement of Income and Changes in Parent Company's
                           Investment and Net Advances for the year ended
                           December 31, 1999............................................                     F-3
                  Statement of Cash Flows for the year ended
                           December 31,1999.............................................                     F-4
                  Notes to Financial Statements.........................................                     F-5

         Unaudited Condensed Interim Financial Statements:

                  Statements of Operations for the quarters
                           ended March 31, 2000 and 1999................................                    F-10
                  Balance Sheets at March 31, 2000 and December 31, 1999................                    F-11
                  Statements of Cash Flows for the quarters ended
                           March 31, 2000 and 1999......................................                    F-12
                  Notes to Unaudited Condensed Financial Statements.....................                    F-13

Plexus Corp. Pro Forma

         Unaudited Pro Forma Condensed Combined Financial Information

                  Statement of Operations for the six months
                            ended March 31, 2000........................................                    F-14
                  Statement of Operations for the year ended
                            September 30, 1999..........................................                    F-14
                  Balance Sheet at March 31, 2000.......................................                    F-15
                  Notes to Unaudited Pro Forma Condensed Combined
                            Financial Statements........................................                    F-16



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
    Elamex, S.A. de C.V.
Ciudad Juarez, Mexico

We have audited the accompanying balance sheet of the Contract Electronics Manufacturing Services Operations of Elamex, S.A. de C.V. as of December 31, 1999, and the related statements of income and changes in parent company's investment and net advances and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Contract Electronics Manufacturing Services operations of Elamex, S.A. de C.V. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/  Deloitte & Touche LLP


Houston, Texas
May 31, 2000

CONTRACT ELECTRONICS MANUFACTURING SERVICES
OPERATIONS OF ELAMEX, S.A. de C.V.

BALANCE SHEET,
DECEMBER 31, 1999 (IN THOUSANDS OF U.S. $)
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
   Receivables:
      Trade accounts, net of allowance for doubtful accounts of $98      $ 8,686
      Other receivables                                                      181
                                                                         -------

                Total receivables                                          8,867

   Inventories, net                                                       14,327
   Prepaid expenses                                                          204
                                                                         -------

                Total current assets                                      23,398

PROPERTY, PLANT AND EQUIPMENT, Net                                        11,019
                                                                         -------

TOTAL                                                                    $34,417
                                                                         =======
LIABILITIES AND PARENT COMPANY'S INVESTMENT AND NET ADVANCES

CURRENT LIABILITIES:
   Accounts payable                                                      $ 5,379
   Accrued salaries and wages                                                814
   Deferred income taxes                                                   1,644
                                                                         -------
                Total current liabilities                                  7,837

DEFERRED INCOME TAXES                                                        812

COMMITMENTS AND CONTINGENCIES

PARENT COMPANY'S INVESTMENT AND NET ADVANCES                              25,768
                                                                         -------
TOTAL                                                                    $34,417
                                                                         =======

See accompanying notes to financial statements.

CONTRACT ELECTRONICS MANUFACTURING SERVICES
OPERATIONS OF ELAMEX, S.A. de C.V.

STATEMENT OF INCOME AND CHANGES IN PARENT COMPANY'S
INVESTMENT AND NET ADVANCES
FOR THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS OF U.S. $)
--------------------------------------------------------------------------------


NET SALES                                                              $ 69,190

COST OF SALES                                                            62,748
                                                                       --------

                Gross profit                                              6,442
                                                                       --------
OPERATING EXPENSES:
   General and administrative                                             3,437
   Selling                                                                1,230
                                                                       --------

                Total operating expenses                                  4,667
                                                                       --------

OPERATING INCOME                                                          1,775

INCOME TAX PROVISION                                                       (652)
                                                                       --------

NET INCOME                                                                1,123

PARENT COMPANY'S INVESTMENT AND NET ADVANCES, JANUARY 1, 1999            22,400

ADVANCES FROM PARENT COMPANY, Net                                         2,245
                                                                       --------
PARENT COMPANY'S INVESTMENT AND NET ADVANCES,
   DECEMBER 31, 1999                                                   $ 25,768
                                                                       ========



See accompanying notes to financial statements.

CONTRACT ELECTRONICS MANUFACTURING SERVICES
OPERATIONS OF ELAMEX, S.A. de C.V.

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS OF U.S. $)
--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $ 1,123
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation                                                        2,880
      Deferred income taxes                                              (2,982)
      Changes in operating assets and liabilities:
         Trade accounts receivable                                        2,656
         Other receivables                                                 (157)
         Inventories                                                     (3,252)
         Prepaid expenses                                                  (130)
         Accounts payable                                                 1,171
         Accrued salaries and wages                                         (10)
                                                                        -------

                Net cash provided by operating activities                 1,299
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES - Purchases of property
   and equipment                                                         (3,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on capital lease obligations                                   (464)
   Advances from parent company, net                                      2,245
                                                                        -------

                Net cash provided by financing activities                 1,781
                                                                        -------
NET CHANGE IN CASH                                                           --

CASH, BEGINNING OF YEAR                                                      --
                                                                        -------

CASH, END OF YEAR                                                       $    --
                                                                        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
   Cash paid during the year for interest                               $    20
                                                                        =======


See accompanying notes to financial statements.

CONTRACT ELECTRONICS MANUFACTURING SERVICES OPERATIONS
OF ELAMEX, S.A. DE C.V.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

      DESCRIPTION OF BUSINESS - The accompanying financial statements include certain assets, liabilities and operations related to the contract electronics manufacturing services operations ("CEMS" or the "Company") of Elamex, S.A. de C.V. ("Elamex"). On March 30, 2000, Elamex entered into an agreement pursuant to which Elamex agreed to sell to Plexus Corp. certain contracts, and the related assets and liabilities to service the contracts, which were part of Elamex's contract manufacturing services operations. Effective April 1, 2000, the operations of the Company were maintained as a separate entity. The CEMS operations were purchased by Plexus Corp. on May 23, 2000 for U.S. $53.7 million in cash, subject to adjustment. During 1999, the operations of CEMS were included as a component within a division of Elamex. The accompanying financial statements and related notes reflect the historical results of operations and cash flows of CEMS while it was operated by Elamex. The statement of income and changes in parent company's investment and net advances includes all revenues and costs directly attributable to CEMS, including costs for personnel, facilities, functions and services used by the business and allocations of costs for certain administrative functions and services performed by centralized departments of Elamex. Substantially all of the general and administrative costs have been allocated to the CEMS operation based on Elamex management's estimate of costs attributable to the CEMS operation. Such costs are not necessarily indicative of the costs that would have been incurred if CEMS had been a separate entity.

      The Company provides contract electronics manufacturing services to customers primarily located in the United States of America. All of the Company's manufacturing, machinery and equipment are located in facilities in Ciudad Juarez, Mexico.

      BASIS OF PRESENTATION - The financial statements and accompanying notes are prepared in U.S. dollars, the functional and reporting currency of the Company, in accordance with accounting principles generally accepted in the United States of America (the "U.S.").

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make certain estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      FOREIGN CURRENCY - The functional currency of the Company is the U.S. dollar, the currency of the primary economic environment in which the Company operates. Gains and losses on foreign currency transactions and remeasurement of balance sheet amounts are reflected in net income. Included in "general and administrative expenses" on the accompanying consolidated statement of income are foreign exchange losses of $20,656 for the year ended December 31, 1999. Assets and liabilities of the Company are denominated in U.S. dollars except for approximately $512,000 in certain accrual salaries and wages. Certain balance sheet amounts (primarily inventories, property, plant and equipment, accumulated depreciation and prepaid expenses) denominated in other than U.S. dollars are remeasured at weighted-average exchange rates for the relevant period the transaction was recorded. Assets and liabilities denominated in pesos are translated to U.S. dollars at the exchange rate published in the Diario Official de la Federacion (the "Oficial Gazette of the Federation"), which is the approximate rate at which a receivable or payable can be settled as of December 31, 1999.

      In addition, the Company has recorded a net deferred tax liability pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (see Note 6). The recorded amount of approximately $2,456,000 at December 31, 1999 represents the net dollar value of amounts provided for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective Mexican tax bases.

      INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined using the first-in first-out ("FIFO") method. Inventory cost includes material, labor, and overhead. Inventory reserves, which are charged to cost of sales, are provided for excess inventory, obsolete inventory, and for differences between inventory cost and its net realizable value.

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Plant and equipment under capital leases are stated at the lower of their fair value at the inception of the lease or the present value of minimum lease payments. Depreciation and amortization are calculated using the straight-line method over the shorter of related lease terms or estimated useful lives of the assets. The policy of the Company is to charge amounts expended for maintenance and repairs to expense and to capitalize expenditures for major replacements and improvements.

      LONG-LIVED ASSETS - The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

      PARENT COMPANY'S INVESTMENT AND NET ADVANCES - Operations of the Company were funded through advances from Elamex. Such advances have no defined repayment terms.

      INCOME TAXES - For the year ended December 31, 1999, the CEMS operations have been included in the consolidated tax return with the majority stockholder of Elamex. For purposes of these financial statements, federal income taxes are provided as if the CEMS operations had filed a separate return on a stand-alone basis. The Company accounts for income taxes under the asset and liability method as required by SFAS No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Provisions for taxes are made based upon the applicable tax laws of Mexico. In conformity with SFAS No. 109, deferred tax assets and liabilities are not provided for differences related to assets and liabilities that are remeasured from pesos into U.S. dollars using historical exchange rates and that result from indexing for Mexican tax purposes or exchange rate changes.

      REVENUE RECOGNITION - Contract electronic manufacturing services sales are recognized at the time the order is shipped. Anticipated losses on contract electronic manufacturing services are charged to operations as soon as they are determined.

      POSTRETIREMENT BENEFITS - Employees are entitled to certain benefits upon retirement after 15 years or more of service (seniority premiums), in accordance with the Mexican Federal Labor Law. The benefits are accrued as a liability and recognized as expense during the year in which services are rendered.

      FINANCIAL INSTRUMENTS - The carrying amounts of financial instruments, including receivables, accounts payable and accrued expenses approximated fair value as of December 31, 1999 because of the relatively short maturity of these instruments.

      NEW ACCOUNTING STANDARDS - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives should be recognized in either Net Income or Other Comprehensive Income, depending on the designated purpose of the derivative. This statement will be effective for CEMS on January 1, 2001. CEMS is currently determining the impact this statement will have on its financial position and results of operations.

      In December 1999, the Staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition. SAB 101 allows companies to report any changes in revenue recognition related to adoption of its provisions as an accounting change at the time of implementation. Companies must adopt SAB 101 no later than December 31, 2000, effective as of January 1, 2000. CEMS is currently determining the impact this statement will have in its financial position and results of operations.

3.    INVENTORIES

      Inventories as of December 31, 1999 (in thousands of U.S. $) consist of the following:


        Raw materials                                               $  9,471
        Work-in-process                                                1,032
        Finished goods                                                 3,824
                                                                    --------

        Total                                                       $ 14,327
                                                                    ========

4.    PROPERTY, PLANT AND EQUIPMENT

      A summary of property, plant and equipment as of December 31, 1999 (in thousands of U.S.$) is as follows:

                                                    ESTIMATED
                                                   USEFUL LIVES
                                                     (YEARS)


        Machinery and equipment                        3 - 10          $ 17,857
        Leasehold improvements                           10               1,331
                                                                       --------

        Total                                                            19,188

        Less accumulated depreciations                                   (8,169)
                                                                       --------
        Total                                                          $ 11,019
                                                                       ========



5.    LEASES

      The Company utilizes certain machinery and equipment and occupies certain buildings under noncancelable operating lease arrangements that expire at various dates through 2009, some of which have renewal options for additional periods. Rental expense under operating lease agreements aggregated approximately $455,000 for the year ended December 31, 1999.

      Future minimum lease obligations at December 31, 1999 having an initial or remaining term in excess of one year are as follows:


                 2000                                      $ 1,498
                 2001                                        1,498
                 2002                                        1,498
                 2003                                        1,313
                 2004                                        1,313
                 Thereafter                                  6,565
                                                             -----

                 Total minimum obligations                 $13,685
                                                           =======


6.    INCOME TAXES

      Mexican tax legislation requires that companies pay a tax calculated as the greater of tax resulting from taxable income or tax on the total value of certain assets less certain liabilities (assets tax). Taxes resulting from net income are calculated using Mexican tax regulations, which define deductibility of expenses and recognize certain effects of inflation.

      The tax provision differs from the statutory tax rate of 35% in 1999 on taxable income as follows:

            Statutory tax rate                                         35.0%
            Nondeductible expenses                                      7.3%
            Inflationary effects on monetary items and depreciation
               expense for tax purposes only                           (3.2)
            Other                                                      (2.4)
                                                                      -----

                                                                       36.7%
                                                                      =====


      Income tax expense for the year ended December 31, 1999 consists of current expense of approximately $3,634,000 and a deferred benefit of approximately $2,982,000.

      The tax effects of significant temporary differences representing deferred tax liabilities as of December 31, 1999 are as follows:

            Property, plant and equipment                           $  812
            Inventories                                              1,644
                                                                    ------

            Total net deferred tax liability                        $2,456
                                                                    ======

7.    RELATED-PARTY TRANSACTIONS

      The Company leases manufacturing facilities from related parties. Included in general and administrative expenses are rental payments under these leases of approximately $358,000 for the year ended December 31, 1999.

8.    COMMITMENTS AND CONTINGENCIES

      The Mexican Federal Labor Law requires a severance payment for all permanent employees that are terminated by the employer. This payment is calculated on the basis of 90-days' pay for termination anytime during the first year of employment, with an additional 12 days per pay year for each year of service thereafter up to two times minimum wage. While most of the Company's Mexican assembly labor is hired under temporary labor contracts during the first two months of employment, the labor force is changed to permanent labor contracts after this period. The Company has agreements with many of its contract-assembly customers which require that the customers pay the severance costs incurred, in the event that assembly contracts are terminated prior to their scheduled completion. In management's opinion, any severance costs incurred upon the termination of any manufacturing contracts would not be material.

      Seniority premiums to which employees are entitled upon retirement after 15 years or more of service, in accordance with the Mexican Federal Labor Law, are recognized as expense during the year in which services are rendered based on actuarial computations. Included in accrued salaries and wages is approximately $36,000 as of December 31, 1999, which fully accrues for these estimated seniority obligations. No significant seniority payments have been made during 1999.

                                     ******

            CONTRACT ELECTRONICS MANUFACTURING SERVICES OPERATIONS OF
                              ELAMEX, S.A. DE C.V.
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                    Unaudited


                                                                             Three Months Ended
                                                                                  March 31,
                                                                   -------------------------------------------
                                                                           2000                       1999
                                                                           ----                       ----

Net sales                                                               $ 16,605                   $ 17,861
Cost of sales                                                             15,989                     15,955
                                                                        --------                   --------

         Gross profit
                                                                             616                      1,906

Selling, general and administrative expenses                                 873                      1,138
                                                                        --------                   --------

         Operating income (loss)                                            (257)
                                                                                                        768

Income tax provision (benefit)
                                                                             (93)                       277
                                                                        --------                   --------

         Net income (loss)                                              $   (164)                  $    491
                                                                        ========                   ========







See notes to condensed financial statements

            CONTRACT ELECTRONICS MANUFACTURING SERVICES OPERATIONS OF
                              ELAMEX, S.A. DE C.V.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                    Unaudited

                                                                                       March 31,              December 31,
                                                                                         2000                     1999
                                                                                ------------------------ -----------------------
ASSETS
Current assets:
  Trade accounts receivable, net                                                       $ 9,772                  $ 8,686
  Other receivables                                                                         --                      181
  Inventories, net                                                                      12,247                   14,327
  Prepaid expenses and other                                                               169                      234
                                                                                       -------                  -------

      Total current assets                                                              22,188                   23,428

Property, plant and equipment, net                                                      11,768                   11,019
                                                                                       -------                  -------

      Total                                                                            $33,956                  $34,447
                                                                                       =======                  =======

LIABILITIES AND PARENT COMPANY'S INVESTMENT AND NET ADVANCES
Current liabilities:
    Accounts payable                                                                   $ 4,548                  $ 5,379
    Other accrued expenses                                                                 898                      814
    Deferred income taxes                                                                1,386                    1,644
                                                                                       -------                  -------

      Total current liabilities                                                          6,832                    7,837

Deferred income taxes                                                                      485                      812

Parent company's investment and net advances                                            26,639                   25,798
                                                                                       -------                  -------

      Total                                                                            $33,956                  $34,447
                                                                                       =======                  =======




See notes to condensed financial statements

            CONTRACT ELECTRONICS MANUFACTURING SERVICES OPERATIONS OF
                              ELAMEX, S.A. DE C.V.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                    Unaudited

                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                -------------------------------------
                                                                                      2000                    1999
                                                                                      ----                    ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                                  $  (164)                 $   491
Adjustments to reconcile net income to net cash
  flows from operating activities:
    Depreciation                                                                       674                      639
    Deferred income taxes                                                             (585)                      --
    Changes in operating assets and liabilities:
       Trade accounts and other receivables                                           (905)                    (415)
       Inventories                                                                   2,080                   (1,516)
       Prepaid expenses and other                                                       65                      (80)
       Accounts payable                                                               (831)                     570
       Other accrued expenses                                                           84                      274
                                                                                   -------                  -------

       Cash flows provided by (used in) operating activities                           418                      (37)
                                                                                   -------                  -------

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment                                          (1,423)                    (448)
                                                                                   -------                  -------


         Cash flows used in investing activities                                    (1,423)                    (448)
                                                                                   -------                  -------

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from parent company                                                         1,005                      485
                                                                                   -------                  -------

         Cash flows provided by financing activities                                 1,005                      485
                                                                                   -------                  -------


Net increase in cash and cash equivalents                                               --                       --
                                                                                   -------                  -------

Cash and cash equivalents:
       Beginning of period                                                              --                       --
       End of period                                                               -------                  -------
                                                                                   $    --                  $    --
                                                                                   =======                  =======





See notes to condensed financial statements

  CONTRACT ELECTRONICS MANUFACTURING SERVICES OPERATIONS OF ELAMEX, S.A.DE C.V.
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

NOTE 1 - BASIS OF PRESENTATION

         The condensed financial statements included herein have been prepared by Elamex, S.A. de C.V. (Elamex), without audit and pursuant to the rules and regulations of the United States Securities and Exchange Commission. In the opinion of Management, the financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position of Contract Electronics Manufacturing Services Operations
(CEMS) of Elamex at March 31, 2000 and the results of its operations and its cash flows for the three months ended March 31, 2000 and 1999.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the SEC rules and regulations for interim financial statements. However, management believes that the disclosures made in the condensed financial statements included herein are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in CEMS' December 31, 1999 audited financial statements included herein.

         The condensed balance sheet data at December 31, 1999 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the Untied States of America.


NOTE 2: ACQUISITION

         On May 23, 2000, Plexus Corp. (Plexus) completed its acquisition of CEMS pursuant to a Stock Purchase Agreement dated March 30, 2000 (Agreement). In accordance with the Agreement, on April 1, 2000 Elamex transferred specified tangible and intangible assets and certain liabilities of its turnkey electronic contract manufacturing operations in Juarez, Mexico to two newly formed corporations. Plexus then purchased the stock of these corporations for U.S. $53.7 million, subject to adjustment upon the final determination of the net book value of these corporations. The purchase price was paid in cash.

         Plexus is accounting for the acquisition of CEMS using the purchase method of accounting. Therefore, the effects of the acquisition will be reflected on Plexus' financial statements from and subsequent to the acquisition date.


NOTE 3 - INVENTORIES

         The major classes of inventories are as follows (in thousands):

                                             March 31,          December 31,
                                               2000                 1999
                                            ----------          ------------
         Assembly parts                     $  9,013             $   9,471
         Work-in-process                         467                 1,032
         Finished goods                        2,767                 3,824
                                            --------             ---------
                                            $ 12,247             $  14,327
                                            ========             =========

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Plexus Corp. (Plexus or the Company) and the contract electronics manufacturing services operations of Elamex, S.A. de C.V. (EMS), giving effect to the acquisition, as if it had been effective as of the beginning of the periods indicated. This information should be read in conjunction with the historical consolidated financial statements and notes of Plexus and EMS. The pro forma financial data presented below does not necessarily indicate the actual financial results, which would have occurred if the acquisition had been completed on the dates indicated, or that may result in the future.

PLEXUS CORP.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2000
(Amounts in thousands, except per share data)


                                                                            Pro Forma           Pro Forma
                                                   Plexus        EMS       Adjustments           Results
                                                   ------        ---       -----------           -------
                                                              (Note 1)

Net sales                                         $309,088     $32,802                           $341,890
                                                                            $      -
Cost of sales                                      265,436      31,074                            296,510
                                                  --------     -------      --------             --------

         Gross profit                               43,652       1,728             -               45,380


Selling and administrative expenses                 15,163       2,188             -               17,351
Goodwill amortization                                    -           -           976     A            976
                                                  --------     -------      --------             --------

         Operating income                           28,489        (460)         (976)              27,053

Other, net                                             854           -        (1,500)    B           (646)
                                                  --------     -------      --------             --------

         Income (loss) before income taxes          29,343        (460)       (2,476)              26,407

Income tax expense (benefit)                        11,737        (184)         (990)    C         10,563
                                                  --------     -------      --------             --------

         Net income (loss)                        $ 17,606     $  (276)     $ (1,486)            $ 15,844
                                                  ========     =======      ========             ========

Basic earnings per share                          $   1.00                                       $   0.90

Diluted earnings per share                        $   0.93                                       $   0.84


Weighted average shares outstanding:
  Basic                                             17,666                                         17,666
  Diluted                                           18,881                                         18,881


See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PLEXUS CORP.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 1999
(Amounts in thousands, except per share data)

                                                                                Pro Forma            Pro Forma
                                                     Plexus         EMS        Adjustments            Results
                                                     ------         ---        -----------            -------
                                                                  (Note 1)

Net sales                                           $492,414      $ 69,190      $       -            $561,604

Cost of sales                                        426,005        62,748              -             488,753
                                                    --------      --------      ---------            --------

         Gross profit                                 66,409         6,442              -              72,851

Selling and administrative expenses                   31,981         4,667              -              36,648
Goodwill amortization                                      -             -          1,952   A           1,952
                                                    --------      --------      ---------            --------

         Operating income                             34,428         1,775         (1,952)             34,251


Other, net                                             1,721             -         (3,000)  B          (1,279)
                                                    --------      --------      ---------            --------

         Income (loss) before income taxes            36,149         1,775         (4,952)             32,972

Income tax expense (benefit)                          15,838           652         (1,981)  C          14,509
                                                    --------      --------      ---------            --------

         Net income (loss)                          $ 20,311      $  1,123      $  (2,971)           $ 18,463
                                                    ========      ========      =========            ========

Basic earning per share                             $   1.17                                         $   1.07
Diluted earnings per share                          $   1.10                                         $   1.00

Weighted average shares outstanding:
   Basic                                              17,323                                           17,323
   Diluted                                            18,510                                           18,510



See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED PLEXUS FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Plexus with EMS, giving effect to the acquisition as if it had been effective on March 31, 2000. This information should be read together with the historical consolidated financial statements and notes of Plexus and EMS. The pro forma financial data presented below does not necessarily indicate the actual financial position that would have occurred if the acquisition had been completed on March 31, 2000, or that may result in the future.

PLEXUS CORP.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2000
(Amounts in thousands)



                                                                         Pro Forma           Pro Forma
                                                  Plexus         EMS    Adjustments          Combined
                                                  ------         ---    -----------          ---------

ASSETS
Current assets:
  Cash and cash equivalents                     $ 25,250     $      -    $ (13,740)  D        $ 11,510
  Short-term investments                           5,005            -            -               5,005
  Accounts receivable                             74,963        9,772            -              84,735
  Inventories                                    107,345       12,247            -             119,592
  Other                                           10,954          169            -              11,123
                                                --------     --------    ---------            --------
  Total current assets                           223,517       22,188      (13,740)            231,965


Property, plant and equipment, net                42,011       11,768            -              53,779
Other                                              2,473            -       27,101   E          29,574
                                               ---------     --------    ---------            --------
Total assets                                    $268,001     $ 33,956    $  13,361            $315,318
                                                ========     ========    =========            ========

LIABILITIES AND
   SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $ 69,053     $  4,548            -            $ 73,601
  Other                                           27,243        2,284            -              29,527
                                                --------     --------    ---------            --------
Total current liabilities                         96,296        6,832                          103,128

Long-term debt                                       137            -       40,000   D          40,137
Other                                              2,486          485            -               2,971
                                                --------     --------    ---------            --------
Shareholders' equity:
  Common stock and additional
    paid-in capital                               56,673            -            -              56,673
  Parent company's investment in EMS                   -       26,639      (26,639)  F               -

  Retained earnings                              112,409            -            -             112,409
                                                --------     --------    ---------            --------
Total shareholders' equity                       169,082       26,639      (26,639)            169,082
                                                --------     --------    ---------            --------


Total liabilities and shareholders' equity
                                                $268,001     $ 33,956    $  13,361            $315,318
                                                ========     ========    =========            ========



See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation: The unaudited pro forma condensed combined financial statements have been prepared as if Plexus acquired the net assets of EMS on the date of the balance sheet or as of the beginning of the period for purposes of the statements of operations. For purposes of the unaudited pro forma condensed combined statements of operations, the EMS's statement of operations for the six months ended March 31, 2000 have been combined with the Plexus' statement of operations for the six months ended March 31, 2000 and the EMS's statement of operations for the year ended December 31, 1999 have been combined with the Plexus' statement of operations for the year ended September 30, 1999. This presentation has the effect of including the EMS's statement of operations for the three months ended December 31, 1999 in both statements of operations. Unaudited net sales and net loss for EMS were $16,198,000 and ($122,000), respectively, for the three months ended December 31, 1999.

     The acquisition has been accounted for in the unaudited pro forma condensed combined financial statements using the purchase method. Pro forma adjustments are required to adjust the historical financial statements of Plexus and EMS to reflect the use of cash and the addition of debt used to finance the acquisition, additional interest expense associated with such debt and amortization of intangible assets resulting from the application of the purchase method of accounting.

2. Acquisition of EMS: On May 23, 2000, Plexus completed the acquisition of EMS from Elamex S.A. de C.V. (Elamex) pursuant to a Stock Purchase Agreement dated March 30, 2000 (Agreement). In accordance with the agreement, on April 1, 2000 Elamex transferred specified tangible and intangible assets and certain liabilities of its turnkey electronic manufacturing operations in Juarex, Mexico to two newly formed corporations. Under terms of the purchase agreement, Plexus then purchased the stock of these corporations for U.S. $53.7 million in cash, subject to adjustment upon the final determination of the net book value of EMS. Plexus financed the acquisition from its working capital and pre-existing credit facility.

3.   Pro forma Adjustments:

     A. To amortize estimated goodwill over 15 years as if the acquisition occurred at the beginning of the period presented. This estimate is preliminary subject to appraisals being completed.
     B. To increase interest expense by applying Plexus' 1999 borrowing rate of 7.5% to debt incurred to finance the acquisition. An increase or decrease of 1/8% would change the interest expense by $25,000 and $50,000 for the six months ended March 31, 2000 and the year ended September 30, 1999, respectively.
     C. To record the income tax benefit resulting from the net of lower earnings due to increased interest expense and goodwill amortization.
     D. To record cash used and debt acquired to finance the acquisition.
     E. Gives effect to the purchase accounting fair value adjustments for intangible assets. Actual goodwill to be recorded will be based upon the fair value of net assets acquired on the transaction date.
     F. To eliminate parent company's investment in EMS.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: August 4, 2000                  /s/ Thomas B. Sabol
                                      ------------------------------------------
                                      Thomas B. Sabol
                                      Chief Financial Officer